Exhibit 10.1
HEALTHCARE REALTY TRUST INCORPORATED
SECOND AMENDMENT TO SECOND AMENDED AND
RESTATED EXECUTIVE RETIREMENT PLAN
This Second Amendment to the Second Amended and Restated Executive Retirement Plan (the “Amendment”) is effective May 5, 2015 and amends the Second Amended and Restated Executive Retirement Plan (the “Plan”) that was effective December 31, 2008 and last amended December 31, 2012.
W I T N E S S E T H
WHEREAS, Healthcare Realty Trust Incorporated (the “Company”) has previously adopted and currently maintains the Plan; and
WHEREAS, the Company has retained the right in Section 7.1 of the Plan to terminate or otherwise modify the Plan, provided that no Plan amendment that would reduce a Plan Participant’s rights or benefits under the Plan shall be effective without the Participant’s prior written consent; and
WHEREAS, the Compensation Committee of the Board of Directors of the Company has determined to terminate the Plan, as amended, effective May 5, 2015; and
WHEREAS, in connection with the termination of the Plan, the Company wishes to amend the Plan as set forth herein; and
WHEREAS, the Plan Participants have provided written consent to such amendment and termination of the Plan.
NOW, THEREFORE, the Plan is hereby amended in the following respects:
1.A new Section 10 is added to the Plan to provide as follows:
10.1    The Plan is hereby terminated, and all accrual of benefits under the Plan shall cease, effective May 5, 2015. Notwithstanding any provision of the Plan to the contrary, each Participant shall be paid in a single lump sum payment in settlement of all benefits under the Plan pursuant to this Section 10.
10.2     The single lump sum payments provided for in Section 10.1 shall be made on May 6, 2016 (the “Payment Date”). No payments in liquidation of the Plan shall be made within 12 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan, other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred. All payments made in liquidation of the terminated Plan shall be made within 24 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan.

10.3    The single lump sum benefit payments to the Participants are as set forth on Schedule 10.3 hereto.
10.4    In lieu of a single lump sum benefit payment in cash, a Participant may elect to receive shares of the Company’s common stock having a market value, as of the closing of the New York Stock Exchange on the last trading day immediately preceding the Payment Date, equal to the single lump sum benefit payment specified in Schedule 10.3 less all applicable federal income and payroll taxes required to be withheld, rounded to the nearest whole share amount. Participant’s election to receive Company stock shall be made in writing and delivered to the Company not later than thirty (30) days prior to the Payment Date. The Company shall deliver such shares as soon as is reasonably practicable, but in no event earlier than the Payment Date and otherwise subject to Section 10.2 above. If: (1) the aggregate elections of Participants to receive stock in lieu of a lump sum cash payment would result in the issuance of less than 100,000 shares of the Company’s common stock, (2) the Company is prohibited by law or the rules of the New York Stock Exchange from issuing additional shares of its common stock on or about the Payment Date, or (3) the Company is otherwise unable to register such additional shares with the Securities and Exchange Commission, the Company may revoke all Participant’s elections to receive stock in lieu of a lump sum cash payment upon written notice and shall pay each such Participant’s single lump sum benefit payment in cash.
2.Nothing in this Amendment shall be construed to make any change not permitted by Section 409A of the Internal Revenue Code.

IN WITNESS WHEREOF, Healthcare Realty Trust Incorporated has caused this Amendment to be executed by its duly authorized officer this 5th day of May, 2015, effective as described above.

HEALTHCARE REALTY TRUST INCORPORATED

By:	/s/ JOHN M. BRYANT, JR.
John M. Bryant, Jr.
Title:	Executive Vice President and General Counsel